EXHIBIT 21

The Allied Defense Group, Inc.

LIST OF SUBSIDIARIES

1. ARC Europe, S.A., a Belgian Corporation

Wholly-owned and majority owned Belgian subsidiaries of ARC Europe S.A.

A.	MECAR S.A.

B.	Sedachim S.I., S.A.

2. Allied Research Corporation Limited, a U.K. Corporation

3. Energa Corporation

4. News/Sports Microwave Rental, Inc.

5. MECAR USA, Inc.

6. Allied Technology, LLC

a) Titan Dynamics Systems, Inc.

7. Global Microwave Systems, Inc.

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